U.S. Concrete Reports First Quarter 2011 Results

First Quarter Volume Rises 4.2% to 726,000 Cubic Yards; Second Consecutive Quarter of Year-Over-Year Revenue Increases

HOUSTON, TX -- (Marketwire - May 06, 2011) - U.S. Concrete, Inc. (NASDAQ: USCR) today announced its first quarter 2011 results.

Revenue in the first quarter of 2011 increased 1.1% to $87.0 million, compared to $86.1 million in the first quarter of 2010. The increase in revenue was due primarily to higher ready-mixed concrete sales volume which increased on a year-over-year basis for the second consecutive quarter. The Company's ready-mixed sales volume for the first quarter of 2011 was approximately 726,000 cubic yards, up 4.2% from the 697,000 cubic yards of ready-mixed concrete we sold in the first quarter of 2010. The volume increases were partially offset by a 1.8% decline in the average selling price per cubic yard of concrete sold in the first quarter of 2011 due to continued competitive pressures in most of our markets.

Precast concrete products segment revenue was down $0.4 million, or 3.8%, to $12.0 million for the first quarter of 2011 from $12.4 million during the corresponding period of 2010. This decrease reflects the continued downturn in residential and commercial construction in our northern California, Phoenix, Arizona and mid-Atlantic markets.

The Company reported a net loss from continuing operations of $24.7 million, or $(2.07) per share, for the first quarter of 2011, compared to a net loss from continuing operations of $23.0 million in the first quarter of 2010. Included in the first quarter 2011 net loss from continuing operations was an approximate $6.2 million non-cash loss related to fair value changes in our derivative liabilities and approximately $1.4 million of cost accruals related to the previous announcement that the Company's President and Chief Executive Officer will be stepping down this year. U.S. Concrete has historically reported a net loss in the first quarter of each year, due to the seasonal reduction in construction activity during the winter months.

Adjusted EBITDA was $(10.4) million in the first quarter of 2011, compared with adjusted EBITDA of $(9.8) million in the first quarter of 2010. The Company's adjusted EBITDA margin for the first quarter of 2011 was (11.9)%, as compared to (11.4)% in the first quarter of 2010. The Company defines adjusted EBITDA as net income (loss) from continuing operations plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization and derivative loss or income. The Company defines adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For a reconciliation of adjusted EBITDA, adjusted EBITDA margin, free cash flow and net debt (other non-GAAP financial measures used in this release) to the most directly comparable GAAP financial measures, please see the attached "Additional Statistics" schedule.

Commenting on the first quarter of 2011 results, Michael W. Harlan, President and Chief Executive Officer of U.S. Concrete, said, "During the first quarter of 2011, we had an improvement in both volume and consolidated revenue, and adjusted EBITDA declined slightly compared to last year's first quarter. So from an overall standpoint, the business appears fairly stable at this stage of the cycle. The 4.2% increase in volume in the first quarter was particularly encouraging considering the unusually extreme winter weather conditions we faced this year. Our operations in the New Jersey, New York, Texas and Oklahoma markets were completely closed between 7 and 9 days during the quarter due to the weather conditions. Pricing continues to be a concern, although several of our recently announced price increases seem to be gaining traction. We have also begun to implement fuel surcharges in an attempt to recover a portion of the dramatic increase in diesel fuel prices we have experienced."

Selling, general and administrative expenses decreased approximately $0.4 million, or 2.7% to $15.0 million in the first quarter of 2011 from $15.4 million in the first quarter of 2010. The Company experienced lower costs during the first quarter of 2011 related primarily to reduced compensation, reduced incentive-based compensation accruals, and other administrative reductions such as in travel costs and office expenses. Partially offsetting these reduced costs during 2011 was approximately $1.4 million of cost accruals related to the announcement that the Company's President and Chief Executive Officer will be stepping down this year. The Company incurred professional fees of approximately $2.6 million during the first quarter of 2010 as a result of our restructuring. These higher fees in 2010 were partially offset by the settlement of a class action lawsuit in California for an amount that was below the previous estimate, resulting in a reduction of approximately $1.0 million.

Depreciation, depletion and amortization expense decreased $1.1 million, or 17.3%, to $5.1 million in the first quarter of 2011 from $6.2 million in the corresponding period of 2010. The decrease was primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010.

Net interest expense decreased approximately $4.1 million to $2.6 million during the first quarter of 2011, compared to $6.7 million during the corresponding period of 2010. The decrease was due primarily to the cancellation of our 8.375% Senior Subordinated Notes in accordance with the consummation of the Plan of Reorganization on August 31, 2010.

During the first quarter of 2011, the Company recorded a $6.2 million loss on derivatives. All derivatives are required to be recorded on the balance sheet at their fair values in accordance with U.S. GAAP. Each quarter, the Company determines the fair value of the derivative liabilities and changes result in income or loss. During the first quarter of 2011, the Company recorded a $4.4 million loss from fair value changes in an embedded derivative related to the Company's 9.5% Convertible Secured Notes due 2015. This fair value change was due primarily to an increase in the price of the Company's common stock partially offset by market changes in conventional debt interest rates. Additionally, the Company recorded a loss from fair value changes in warrants of approximately $1.9 million during the first quarter of 2011 due primarily to the increase in the price of the Company's common stock.

Income tax expense allocated to continuing operations was approximately $0.4 million in the first quarter of 2011, compared to $0.3 million in the first quarter of 2010. The Company's effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of deferred tax assets. In addition, certain state income taxes are calculated on bases different than pre-tax income (loss). This resulted in recording income tax expense in certain states that experience a pre-tax loss.

The Company used cash in operations of $6.3 million for the first quarter of 2011, compared to cash used in operations of $9.2 million for the first quarter of 2010. The improvement in the first quarter of 2011 was primarily the result of slightly higher profitability after the redemption of the Company's interest in its Michigan joint venture in September 2010 and lower cash payments related to the Company's restructuring. The Company's free cash flow for the first quarter of 2011 was $(7.6) million, as compared to $(11.4) million for the first quarter of 2010. Capital expenditures declined $0.6 million to $1.8 million for the first quarter of 2011, as compared to $2.4 million for the first quarter of 2010. The proceeds from asset disposals increased $0.3 million during the first quarter of 2011 due to the sale of the Company's transport equipment in its northern California market.

James C. Lewis, U.S. Concrete's Senior Vice President and Chief Financial Officer, stated, "Once again, we were successful in controlling our fixed and SG&A costs as our volume has begun to recover. Our focus is on maintaining our cost structure and the improvements we achieved during last year's restructuring, and we will continue to monitor our fixed cost as the year unfolds. As expected, our liquidity declined during the first quarter due to the seasonal decline in our business and the severe weather in February. Our priority is to maximize the liquidity available to our business units by aggressively managing our variable costs, controlling capital spending and monitoring working capital usage. We believe that we have adequate liquidity at this time."

The Company's net debt at March 31, 2011 was approximately $57.5 million, down $246.1 million from March 31, 2010. The decrease in the Company's net debt was primarily related to the cancellation of the Company's 8.375% Senior Subordinated Notes due 2014 after consummation of the plan of reorganization, offset by the Company's issuance of $55.0 million of convertible notes and borrowings under the revolving credit facility. Net debt at March 31, 2011 was comprised of total debt of $60.7 million, less cash and cash equivalents of $3.2 million.

FRESH START ACCOUNTING
We applied the Financial Accounting Standards Board's Accounting Standards Codification ("ASC") 852 "Reorganizations" to our financial statements while the Company operated under the provisions of Chapter 11 of the United States Bankruptcy Code. As of August 31, 2010, we applied fresh-start accounting under the provisions of ASC 852. The adoption of fresh-start accounting resulted in the Company becoming a new entity for financial reporting purposes. Accordingly, our financial statements prior to August 31, 2010 are not comparable with our financial statements for periods on or after August 31, 2010. References to "Successor" refer to the Company on or after August 31, 2010, after giving effect to the provisions of our Plan of Reorganization and the application of fresh-start accounting. References to "Predecessor" refer to the Company prior to August 31, 2010.

CONFERENCE CALL
U.S. Concrete has scheduled a conference call for Friday, May 6, 2011, at 10:00 a.m., Eastern Time, to review its first quarter 2011 results. To participate in the call, dial (480) 629-9774 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available through Thursday, June 6, 2011. To access the replay, dial (303) 590-3030 and use the access code 4436723.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing the Company's Web site at www.us-concrete.com. To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Webcast, an archive will be available shortly after the call at www.us-concrete.com within the "investors" section of the site.

USE OF NON-GAAP FINANCIAL MEASURES
This press release uses the non-GAAP financial measures "adjusted EBITDA," "adjusted EBITDA margin," "free cash flow" and "net debt." The Company has included adjusted EBITDA and adjusted EBITDA margin in this press release because it is widely used by investors for valuation and comparing the Company's financial performance with the performance of other building material companies. The Company also uses adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of its operations. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures. In addition, the Company's presentation of adjusted EBITDA may not be comparable to similarly titled measures that other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. See the attached "Additional Statistics" for reconciliation of each of these non-GAAP financial measures to the most comparable GAAP financial measures for the three months ended March 31, 2011 and 2010.

ABOUT U.S. CONCRETE
U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 102 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2010, these plant facilities produced approximately 3.8 million cubic yards of ready-mixed concrete from continuing operations and 3.1 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the stability of the business; encouraging nature of first quarter volume increase; ability to increase prices and implement fuel surcharges; ability to maintain our cost structure and the improvements achieved during our restructuring and monitor fixed costs; ability to maximize liquidity, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Quarterly Reports on Form 10-Q.

(Tables Follow)

                            U.S. CONCRETE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share amounts)
                                (Unaudited)

                                                     Three Months
                                                    Ended March 31,
                                           --------------------------------
                                                2011              2010
                                            (Successor)       (Predecessor)
                                           -------------     --------------

Revenue                                    $      87,049      $      86,128
Cost of goods sold before depreciation,
 depletion and amortization                       82,809             80,772
Selling, general and administrative
 expenses                                         14,964             15,384
Depreciation, depletion and amortization           5,093              6,155
(Gain) loss on sale of assets                        (72)                51
                                           -------------     --------------
  Loss from continuing operations                (15,745)           (16,234)
Interest expense, net                              2,628              6,685
Derivative loss                                    6,247                  -
Other income, net                                    257                285
                                           -------------     --------------
  Loss from continuing operations before
   income taxes                                  (24,363)           (22,634)
Income tax expense                                   351                324
                                           -------------     --------------
  Loss from continuing operations                (24,714)           (22,958)
Loss from discontinued operations, net of
 taxes and loss attributable to non-
 controlling interest                                  -             (2,289)
                                           -------------     --------------
  Net loss attributable to stockholders    $     (24,714)     $     (25,247)
                                           =============     ==============

Loss per share attributable to
 stockholders:
  Loss from continuing operations          $       (2.07)     $       (0.63)
  Loss from discontinued operations, net
   of income tax                                       -              (0.06)
                                           -------------     --------------
  Net loss                                 $       (2.07)     $       (0.69)
                                           =============     ==============

Basic and diluted weighted average shares
 outstanding                                      11,958             36,630
                                           =============     ==============

                            U.S. CONCRETE, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                               (In thousands)
                                (Unaudited)
                                               Successor        Successor
                                             -------------    -------------
                                               March 31,       December 31,
                                                  2011             2010
                                             -------------    -------------
                    ASSETS
Current assets:
  Cash and cash equivalents                  $       3,198    $       5,290
  Trade accounts receivable, net                    62,365           74,534
  Inventories                                       30,207           29,396
  Deferred income taxes                              4,177            4,042
  Prepaid expenses                                   5,817            3,803
  Other current assets                               5,084            6,366
                                             -------------    -------------
    Total current assets                           110,848          123,431
                                             -------------    -------------

Property, plant and equipment, net                 136,999          140,274
Goodwill                                             1,481            1,481
Other assets                                         9,124            9,529
Assets held for sale                                     -              813
                                             -------------    -------------
    Total assets                             $     258,452    $     275,528
                                             =============    =============

            LIABILITIES AND EQUITY
Current liabilities:
  Current maturities of long-term debt       $       1,421    $       1,164
  Accounts payable                                  31,511           37,056
  Accrued liabilities                               30,057           31,253
  Derivative liabilities                            21,974           15,727
                                             -------------    -------------
    Total current liabilities                       84,963           85,200
                                             -------------    -------------

Long-term debt, net of current maturities           59,321           52,017
Other long-term obligations and deferred
 credits                                             7,466            7,429
Deferred income taxes                                4,884            4,749
                                             -------------    -------------
    Total liabilities                              156,634          149,395
                                             -------------    -------------

Commitments and contingencies

Equity:
  Preferred stock                                        -                -
  Common stock                                          12               12
  Additional paid-in capital                       132,340          131,875
  Retained deficit                                 (30,468)          (5,754)
  Treasury stock, at cost                              (66)               -
                                             -------------    -------------
    Total stockholders' equity                     101,818          126,133
                                             -------------    -------------
    Total liabilities and equity             $     258,452    $     275,528
                                             =============    =============

                            U.S. CONCRETE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (In thousands)
                                (Unaudited)
                                                       Three Months
                                                     Ended March 31,
                                              -----------------------------
                                                   2011            2010
                                               (Successor)    (Predecessor)
                                              -------------   -------------

CASH FLOWS FROM OPERATING ACTIVITIES          $      (6,254)  $      (9,173)
                                              -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment         (1,823)         (2,447)
  Proceeds from disposals of property, plant
   and equipment                                        515             179
  Payments for acquisitions and redemption           (1,305)              -
                                              -------------   -------------
    Net cash used in investing activities            (2,613)         (2,268)
                                              -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings                           18,094          37,682
  Repayments of borrowings                          (11,253)        (28,885)
  Purchase of treasury shares                           (66)            (69)
  Non controlling interest capital
   contributions                                          -           2,481
                                              -------------   -------------
    Net cash provided by financing activities         6,775          11,209
                                              -------------   -------------
NET DECREASE IN CASH AND CASH EQUIVALENTS            (2,092)           (232)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD                                               5,290           4,229
                                              -------------   -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD    $       3,198   $       3,997
                                              =============   =============

                            U.S. CONCRETE, INC.
                  SELECTED REPORTABLE SEGMENT INFORMATION
                               (In thousands)
                                (Unaudited)
                                                      Three Months
                                                     Ended March 31,
                                            -------------------------------
                                                 2011             2010
                                             (Successor)      (Predecessor)
                                            -------------    --------------
Revenue:
  Ready-mixed concrete and concrete-related
   products                                 $      78,080     $      76,233
  Precast concrete products                        11,960            12,426
  Inter-segment revenue                            (2,991)           (2,531)
                                            -------------    --------------
    Total revenue                           $      87,049     $      86,128
                                            =============    ==============
Segment operating loss:
  Ready-mixed concrete and concrete-related
   products                                 $      (8,281)    $      (8,307)
  Precast concrete products                        (1,292)             (881)
  Derivative loss                                  (6,247)                -
  Unallocated overhead and other income               518               461
  Corporate:
    Selling, general and administrative
     expenses                                      (6,433)           (7,222)
    Interest expense, net                          (2,628)           (6,685)
                                            -------------    --------------
    Loss from continuing operations before
     income taxes                           $     (24,363)    $     (22,634)
                                            =============    ==============

Depreciation, depletion and amortization:
  Ready-mixed concrete and concrete-related
   products                                 $        4,201    $        4,883
  Precast concrete products                            315               668
  Corporate                                            577               604
                                            --------------   ---------------
    Total depreciation, depletion and
     amortization                           $        5,093    $        6,155
                                            ==============   ===============

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States ("GAAP"). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin, Net Debt and Free Cash Flow for the three months ended March 31, 2011 and 2010 and (2) corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2011 and 2010. We have also included in the table below certain Ready-Mixed Concrete Statistics for the three months ended March 31, 2011 and 2010.

We define adjusted EBITDA as our income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization and reorganization items. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue. We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of our operations. Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

                                          Three Months       Three Months
                                              Ended              Ended
                                         March 31, 2011     March 31, 2010
                                           (Successor)       (Predecessor)
                                         ----------------   --------------
                                           (In thousands, except average
                                                   price amounts)
Ready-Mixed Concrete Statistics:
  Average price per cubic yard (in
   dollars)                              $        91.61     $        93.29
  Volume in cubic yards                             726                697

Adjusted EBITDA reconciliation:
  Loss from continuing operations        $      (24,714)    $      (22,958)
  Income tax provision (benefit)                    351                324
  Interest expense, net                           2,628              6,685
  Derivative loss                                 6,247                  -
  Depreciation, depletion and
   amortization                                   5,093              6,155
                                         ----------------   --------------
  Adjusted EBITDA                        $      (10,395)    $       (9,794)
                                         ================   ==============
Adjusted EBITDA margin                            -11.9%             -11.4%

Free Cash Flow reconciliation:
  Net cash provided by operations        $       (6,254)    $       (9,173)
  Less: capital expenditures                     (1,823)            (2,447)
  Plus: proceeds from the sale of assets            515                179
                                         ----------------   --------------
  Free Cash Flow                         $       (7,562)    $      (11,441)
                                         ================   ==============

                                              As of              As of
                                            March 31,          March 31,
                                               2011               2010
                                           (Successor)       (Predecessor)
                                         ----------------   --------------
Net Debt reconciliation:
  Total debt, including current
   maturities and capital lease
   obligations                           $       60,742     $      307,655
  Less: cash and cash equivalents                 3,198              3,997
                                         ----------------   --------------
  Net Debt                               $       57,544     $      303,658
                                         ================   ==============

Contact:
James C. Lewis
CFO
U.S. Concrete, Inc.
713-499-6222